Exhibit 99.1

TO: Directors and Executive Officers of Simmons First National Corporation

DATE: July 2, 2018

RE: Important Notice of Blackout Period and Regulation BTR Trading Restrictions

Federal securities laws require us to send you a notice whenever restrictions are imposed on your ability to trade in common stock of Simmons First National Corporation ("Simmons" or the "Company") due to a blackout period under an individual account retirement plan sponsored by the Company. A blackout period under the Simmons First National Corporation 401(k) Plan (the "Plan") is expected to begin at 4:00 p.m. Central Time on August 1, 2018 and is expected to end during the week of August 26, 2018 (the "Blackout Period"). The Blackout Period is necessary to facilitate the transfer of the Plan recordkeeping function from Great-West Life & Annuity Insurance Company (Empower Retirement) to Transamerica Retirement Solutions Corporation. During the Blackout Period, Plan participants will be unable to borrow or take distributions from their Plan accounts, or direct or diversify their Plan investments, including with respect to Simmons common stock.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, you as a director or executive officer of Simmons are prohibited during the Blackout Period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired in connection with your service as a director or employment as an executive officer, even if you are not a Plan participant. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as qualified Rule 10b5-1 plan transactions, bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer). However, those exemptions are limited.

If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the Blackout Period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have questions regarding the Blackout Period, you may contact Patrick A. Burrow, General Counsel or George A. Makris, III, Assistant General Counsel, by mail at Simmons First National Corporation, 425 W. Capitol Avenue, Suite 1400, Little Rock, AR 72201, by email at pat.burrow@simmonsbank.com or george.a.makris@simmonsbank.com, or by telephone at (501) 558-3160 or (501) 558-3162.